EXHIBIT 23(i)




                        CONSENT OF JACSON & RHODES, P.C.


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LETTERHEAD  OF  JACKSON  &  RHODES,  P.C.









The  Board  of  Directors
Adair  International  Oil  and  Gas,  Inc.

We consent to the incorporation by reference in the registration statement on Form S-8 of Adair International Oil & Gas, Inc. of our report dated March 30, 2001 relating to the consolidated balance sheets of Adair International Oil & Gas, Inc. as of December 31, 2000 and May 31, 2000 and the related statements of operations, changes in stockholders' equity and cash flows for the periods then ended, which report appears in the annual report on Form 10KSB of Adair International Oil and Gas, Inc.



                                         /s/ Jackson & Rhodes PC
                                         -----------------------
                                         Jackson & Rhodes PC

Dallas,  Texas
December  28,  2001


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